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                                                                    Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 12, 2010 relating to the financial statements and financial statement schedules of Lincoln Benefit Life Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in recognition and presentation for other-than-temporary impairments of debt securities in 2009), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Other Information.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 7, 2010